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ADDENDUM TO THE CUSTODIAN AGREEMENT

THIS ADDENDUM TO THE CUSTODIAN AGREEMENT dated March 20, 1995 between IDS Investment Series, Inc. (the Corporation) on behalf of its underlying series funds (the Funds) and American Express Trust Company (the Custodian) is made pursuant to Section 12 of the Agreement to reflect the Corporation's arrangement of investing all of the Funds' assets in corresponding portfolios of a master trust.

American Express Financial Corporation (AEFC) serves as administrator for the Corporation and for the master trust in which the Funds invest.

The Corporation, the Custodian and AEFC agree as follows:

The parties to this Agreement acknowledge that, so long as the Funds invest all of their assets in corresponding portfolios of a master trust, the only assets held by the Funds will be units of the corresponding portfolios of the master trust. The parties agree that the Custodian is entitled to rely upon AEFC for an accounting of the number of units held, purchased or redeemed by the Corporation and to delegate to AEFC responsibility for all reporting to the Corporation. AEFC agrees to indemnify and hold harmless the Custodian from all claims and liabilities incurred or assessed against the Custodian in connection with the accounting for and reporting to the Corporation by AEFC.

IN WITNESS WHEREOF, the Corporation, the Custodian and AEFC have caused this addendum to the Custodian Agreement to be executed on May 13, 1996 which shall remain in effect until terminated by one of the parties on written notice to the other parties to this Addendum.

IDS INVESTMENT SERIES, INC.
 IDS Diversified Equity Income Fund
 IDS Mutual

By /s/ Leslie L. Ogg
         Leslie L. Ogg
         Vice President


AMERICAN EXPRESS TRUST COMPANY

By /s/ Chandrakant A. Patel
                Chandrakant A. Patel
         Vice President


AMERICAN EXPRESS FINANCIAL CORPORATION

By /s/ Richard W. Kling
         Richard W. Kling
         Senior Vice President